                                                                    EXHIBIT 11.1



                      INFINITY FINANCIAL TECHNOLOGY, INC.



                     COMPUTATION OF NET INCOME PER SHARE(1)



                                                                             SIX MONTHS ENDED
                                                YEARS ENDED DECEMBER 31,         JUNE 30,
                                               ---------------------------   -----------------
                                                1993      1994      1995      1995      1996
                                               -------   -------   -------   -------   -------
Net income...................................  $   717   $ 1,641   $ 3,449   $ 1,789   $ 2,483
Series B preferred stock redemption..........                       (1,276)
                                                 -----     -----     -----     -----     -----
Net income attributable to
  common stockholders........................  $   717   $ 1,641   $ 2,173   $ 1,789   $ 2,483
                                                 =====     =====     =====     =====     =====
Primary:
Weighted average common
  shares outstanding:........................    8,845     9,578    11,115    10,528    12,365
Common stock equivalents:
  Preferred stock using the as if converted
     method..................................    1,000     2,910     3,083     3,083     3,083
  Stock options using the treasury stock
     method..................................    1,121     1,824     2,164     2,200     2,075
  Shares related to staff accounting bulletin
     topic 4D:
     Shares of common stock..................      770       770       770       770       770
     Stock options...........................    1,272     1,272     1,272     1,272     1,272
                                                 -----     -----     -----     -----     -----
Shares used in computing net income per
  share......................................   13,008    16,354    18,404    17,853    19,565
                                                 =====     =====     =====     =====     =====
Net income per share.........................  $  0.06   $  0.10   $  0.12   $  0.10   $  0.13
                                                 =====     =====     =====     =====     =====
Fully diluted:
Weighed average common
  shares outstanding:........................    8,845     9,578    11,115    10,528    12,365
Common stock equivalents:
  Preferred stock using the as if converted
     method..................................    2,400     4,310     3,083     4,483     3,083
  Stock options using the treasury stock
     method..................................    1,229     1,936     2,236     2,311     2,096
  Shares related to staff accounting bulletin
     topic 4D:
     Shares of common stock..................      770       770       770       770       770
     Stock options...........................    1,272     1,272     1,272     1,272     1,272
                                                 -----     -----     -----     -----     -----
Shares used in computing net income per
  share......................................   14,516    17,866    18,476    19,364    19,586
                                                 =====     =====     =====     =====     =====
Net income per share.........................  $  0.05   $  0.09   $  0.12   $  0.09   $  0.13
                                                 =====     =====     =====     =====     =====


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(1) For an explanation of the number of shares used to compute net income per share, see Note 1 of Notes to Consolidated Financial Statements.